EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AMG OIL Ltd.

We consent to the inclusion of our report dated November 17, 2006 with respect to the balance sheet of AMG Oil Ltd. as of September 30, 2006 and the related statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the year ended September 30, 2006 in the Registration Statement on Form S-4 and related prospectus of AMG Oil Ltd. to be filed with the United States Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ TELFORD SADOVNICK, P.L.L.C
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
March 3, 2008